Exhibit 10.41

Confidential
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of October 31, 2016 (the “Effective Date”) by and between Luminex Corporation, a Delaware corporation (“Luminex”) and Tadd S. Lazarus, M.D. (“Executive”).
RECITAL
WHEREAS, Executive is to be employed as the Senior Vice President, Chief Medical Officer for Luminex as of the Effective Date above;
WHEREAS, Luminex and Executive wish to document the terms of the employment of Executive in such capacity; and
WHEREAS, Executive has represented to Luminex and Luminex has relied on Executive’s representation that the execution of this Agreement by Executive, and the provision of services by Executive to Luminex as contemplated in this Agreement, will not conflict with, or cause Executive or any other person or entity to be in breach of, (i) any other contract to which Executive is a party or (ii) any duty which Executive may owe to any other person or entity.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Duties.
1.1 Duties. During the term of this Agreement (including all renewal periods, if any, the “Term”), Executive agrees to be employed by and to serve as the Senior Vice President, Chief Medical Officer and Luminex agrees to employ and retain Executive in such capacity subject to the provisions of this Agreement. Executive shall have such powers, authority and duties, and shall render such services of executive and administrative character, or act in such other capacity for Luminex, as the President & Chief Executive Officer shall from time to time lawfully direct and Executive shall report directly to the President & Chief Executive Officer of Luminex. Executive shall devote all of his business time, energy, and skill to the business of Luminex.

2.Term and Termination.
2.1 Term. Subject to Section 2.2, the term of employment of Executive by Luminex shall be two (2) year commencing on the Effective Date and shall thereafter automatically renew for successive additional one‑year terms unless either party provides the other with written notice of its intent not to renew this Agreement at least sixty (60) days prior to the end of the Term (including any renewal term, as applicable), unless terminated earlier pursuant to the provisions of this Agreement.

2.2 Termination of Employment.
2.2.1 Termination For Cause. “Termination For Cause” shall mean the termination by Luminex of Executive’s employment with Luminex as the result of conduct that the President & Chief Executive Officer has determined, in good faith, constitutes (i) Executive’s engaging in misconduct that has caused or is reasonably expected to result in material injury to Luminex or any of its affiliates; (ii) Executive’s violation of any material Luminex policy; (iii) Executive’s indictment or conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or a misdemeanor involving moral turpitude; or (iv) the material breach by Executive of any of his obligations hereunder or under any other written agreement or covenant with Luminex or any of its affiliates, in each case with respect to sections (i), (ii) and (iv) above after the receipt of written notice from Luminex specifying the grounds for Termination For Cause and failure by Executive to cure such breach within fifteen (15) days from receipt of such notice, to the extent such breach can be cured. Executive’s inability to perform his obligations under this Agreement despite his best efforts as a result of a permanent or temporary disability (as evidenced by a written determination from a physician chosen by Executive and reasonably acceptable to Luminex) shall not result in a Termination For Cause. In the event that Executive fails to cure the breach within the fifteen (15) day cure period, the termination shall be effective as of the date that Luminex notifies Executive of his termination following the expiration of the fifteen (15) day cure period. Upon any Termination For Cause, Executive shall be paid the Accrued Obligations (defined below) within three (3) business days following the effective date of termination, and no more.
2.2.2 Termination Other Than For Cause. “Termination Other Than For Cause” shall mean (i) termination by Luminex of Executive’s employment with Luminex for any reason other than Termination For Cause, Termination by Reason of Death, Termination by Reason of Incapacity or Termination Upon Expiration of Agreement or (ii) termination by Executive upon constructive termination (“Constructive Termination”) of Executive’s employment with Luminex by reason of (A) a material reduction in Executive’s Base Salary (defined below), unless such reduction is a part of an across-the-board percentage decrease in base salaries affecting all executive officers of Luminex equally as to the percentage; provided, that, in any event, Luminex shall not reduce Executive’s Base Salary below the greater of 90% of Executive’s Base Salary as in effect on the Effective Date, or 90% of Executive’s Base Salary in effect immediately prior to such reduction; (B) a reduction in Executive’s title from Senior Vice President, Chief Medical Officer of Luminex (whether by reason of Executive’s removal from any of such offices or Luminex’s failure to reappoint Executive to any of such offices); (C) a Material Diminution (defined below); (D) a requirement that Executive change his principal place of business to a location that is outside the Office Area (defined below), or (E) Luminex’s continued material breach of this Agreement (each, a “Constructive Termination Event”). In order to constitute Constructive Termination, Executive must notify Luminex, in writing, of the Constructive Termination Event within fifteen (15) days of its occurrence (the “Constructive Termination Notice Period”) and Luminex must fail to cure the Constructive Termination Event, to the extent such event can be cured, within thirty (30) days of its receipt of such notice (the “Constructive Termination Cure Period”). Termination Other Than For Cause may be effected by Luminex at any time by providing Executive with written notice of such termination. The termination shall be effective as of the date of the notice or such later date as may be determined by Luminex. Executive may also effect a Termination Other Than For Cause upon written notice to Luminex prior to the expiration of the Constructive Termination Notice Period following the occurrence of a Constructive Termination Event; provided that (i) failure by Executive to deliver written notice of the occurrence of a Constructive Termination Event within the Constructive Termination Notice Period and/or (ii) failure by Executive to terminate employment within ninety (90) days following Luminex’s failure to cure the Constructive Termination Event prior to expiration of the Constructive Termination Cure Period shall constitute Executive’s waiver of his right to terminate upon Constructive Termination of Executive’s employment with Luminex with respect to such Constructive Termination Event. Upon any Termination Other Than For Cause, Executive shall be paid (i) within three (3) business days following the effective date of termination the amount of the Accrued Obligations and (ii) the Severance Compensation provided in Section 4.1. For purposes of this Agreement, “Material Diminution” means a material diminution by Luminex of Executive’s duties, powers, authority, functions or responsibilities without Executive’s consent, such that Executive is left with such duties, powers, authority, functions and responsibilities (when viewed in the aggregate) that are materially diminished compared to both (i) those duties, powers, authority, functions and responsibilities conferred upon Executive at the Effective Date and (ii) those duties, powers, authority, functions and responsibilities that are most typically conferred upon the Senior Vice President, Chief Medical Officer of companies having revenues comparable to Luminex (based on the revenues of Luminex at the time of determination). Luminex and Executive agree that in the event there is an ambiguity with respect to the interpretation or application of the definition of “Material Diminution”, such ambiguity shall be resolved according to the reasonable interpretation of such definition most favorable to Luminex. For purposes of this Agreement, “Office Area” means the geographical area within a fifty (50) mile radius of Luminex’s current principal office at 12212 Technology Blvd., Austin, Texas.
2.2.3 Actual Voluntary Termination. “Actual Voluntary Termination” shall mean termination by Executive of Executive’s employment with Luminex for any reason other than Termination For Cause, Termination Other Than For Cause, Termination by Reason of Death or Termination by Reason of Incapacity. In the event of an Actual Voluntary Termination, Executive shall be paid during the next normal pay cycle following the effective date of termination the amount of the Accrued Obligations, and no more.
2.2.4 Termination by Reason of Incapacity. If, during the Term, Executive shall become Permanently Disabled (defined below), Luminex may terminate Executive’s employment with Luminex effective on the earliest date permitted under applicable law, if any, and such termination shall be deemed “Termination by Reason of Incapacity”. Upon termination of employment under this Section, Executive shall be paid (i) on the next normal pay cycle following the effective date of termination the amount of the Accrued Obligations and (ii) the Severance Compensation provided in Section 4.2. As used herein, Executive shall be deemed “Permanently Disabled” if Executive is (i) collecting long-term disability payments under a long-term disability plan established for the benefit of Luminex’s employees or executives generally or a reasonably similar plan so long as such plan utilizes a definition of “disability” provided for in Section 1.409A-3(i)(4) of the Treasury Regulations (“Section 409A Definition of Disability”) or (ii) if, and only if, no such long-term disability plan is in effect at the time of determination or such plan fails to utilize a Section 409A Definition of Disability, an independent physician selected by Luminex and reasonably acceptable to Executive makes a written determination that Executive is unable to engage in any substantial gainful activity, despite his best efforts, by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuing period of not less than twelve (12) months, all in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
2.2.5 Termination by Reason of Death. In the event of Executive’s death during the Term, Executive’s employment with Luminex shall be deemed to have terminated as of the date on which his death occurs and upon receipt of a certified death certificate, and the estate of Executive shall be paid (i) within fifteen (15) days following the effective date of termination the amount of the Accrued Obligations and (ii) the Severance Compensation provided in Section 4.3.
2.2.6 Termination Upon Expiration of Agreement. In the event that Luminex refuses for any reason to extend this Agreement by giving written notice at least sixty (60) days prior to the initial or any renewal period as set forth in Section 2.1, Executive shall be paid upon his subsequent termination of employment (i) within three (3) business days following the effective date of termination the amount of the Accrued Obligations and (ii) the Severance Compensation provided in Section 4.4. In the event that Executive refuses for any reason (except as otherwise provided herein) to extend this Agreement by giving written notice at least sixty (60) days prior to the initial or any renewal period as set forth in Section 2.1, the termination shall be deemed an Actual Voluntary Termination.
2.2.7 Termination of Relationship with Affiliated Entities. Unless agreed by Luminex (or a subsidiary thereof) and Executive in a separate written agreement (other than corporate minutes, resolutions, charter documents, bylaws and partnership agreements), upon the termination of Executive’s employment with Luminex for any reason, Executive shall tender a written resignation of any positions he may have with Luminex and any and all of Luminex’s direct and indirect subsidiaries.

2.2.8 Definition of Accrued Obligations. As used in this Agreement, “Accrued Obligations” means all accrued but unpaid salary, accrued but unpaid vacation, and similar pay (all determined in accordance with Luminex’s policies then in effect), any appropriate unreimbursed business expenses incurred by Executive in connection with his duties hereunder and appropriately documented (Executive being afforded a reasonable opportunity to submit final expense reimbursement requests) and any vested and accrued benefits provided under the employee benefit programs maintained by Luminex, including qualified and nonqualified programs, which shall be payable according to their terms.

3.Salary, Benefits and Bonus Compensation.
3.1 Base Salary. As payment for the services to be rendered by Executive as provided in Section 1 and subject to the terms and conditions of Section 2, Luminex agrees to pay to Executive a “Base Salary” at the rate of $15,000.00 per each semi-monthly pay period or approximately $360,000 per annum (or such greater amount as may be determined from time to time by the Presidents & Chief Executive Officer and ratified by the Board of Directors or the Compensation Committee thereof) payable in accordance with the then-current payroll policies of Luminex.
3.2 Annual Bonus. Executive shall be eligible to receive a bonus each year in an amount up to the targeted bonus amount of fifty-percent (50%), or such percentage as may otherwise be determined by the President & Chief Executive Officer and approved by the Compensation Committee of the Board of Directors, of Executive’s Base Salary earned during the prior year, subject to the performance criteria established annually by the President & Chief Executive Officer and approved by the Compensation Committee. For 2016, in lieu of setting performance criteria and calculating the Annual Bonus based on achievement of such criteria, Executive will be paid $180,000.00 at such time as other senior executives receive an annual bonus, provided Executive is employed with the Company. Annual Bonuses will be payable during the first quarter of the following year or otherwise as consistent with the timing of other employee bonuses, with the actual amount of any such bonus for payments in 2018 and later to be determined in the sole discretion of the President & Chief Executive Officer and approved by the Compensation Committee of the Board of Directors. The Board of Directors is under no obligation to declare, and Luminex is under no obligation to pay, any bonus to Executive under the terms of this Agreement. In the event Executive and Luminex are parties to a written agreement or plan executed by both Luminex and Executive that governs bonus arrangements, and the provisions thereof conflict with this Section 3.2, the terms of such other written agreement or plan shall supersede this Section 3.2.
3.3 Change in Control. In the event that both (i) a Change in Control (defined below) of Luminex occurs during the Term and (ii) Executive’s employment with Luminex (or, as applicable, its successor in interest) is terminated by Luminex for any reason at any time within six (6) months following the occurrence of the Change in Control of Luminex, in lieu of any Severance Compensation then owed or that otherwise would be owed in the future to Executive under Section 4 of this Agreement, Luminex (or its successor in interest) shall pay Executive both the Accrued Obligations and a lump sum payment (the “Change in Control Payment”) in an aggregate amount equal to the sum of (i) the Bonus Amount (defined below), plus (ii) an amount equal to Executive’s annual Base Salary (at the highest rate in effect during the period beginning six months immediately prior to the effective date of the Change in Control through the date of termination) within three (3) business days after the termination of Executive’s employment. In the interest of clarity, Luminex and Executive agree that, upon the termination of Executive’s employment at any time within six (6) months following the occurrence of the Change in Control of Luminex, the provisions of Sections 4.1, 4.2, 4.3, 4.4, and 4.6 shall automatically be deemed null and void and shall not apply with respect to any termination of Executive’s employment (whether such termination is effected in connection with the Change in Control of Luminex or at any time within six (6) months following the Change in Control of Luminex), and under no circumstances shall Luminex ever be obligated to pay Executive both a Change in Control Payment and Severance Compensation under Section 4. For purposes of this Agreement, a “Change in Control” of Luminex shall be deemed to have occurred if, after the date of this Agreement:

(A)    any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than an Approved Person (as defined below)) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a majority or more of the then outstanding Common Stock of Luminex (“Common Stock”) (such Person, an “Acquiring Person”); or
(B)    Luminex merges or consolidates with any other corporation or other entity, in each case other than a merger or consolidation which results in the voting securities of Luminex outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power of the voting securities of Luminex or such surviving entity outstanding immediately after such merger or consolidation; or
(C)    Luminex sells or disposes of all or substantially all of Luminex’s assets in one transaction or a series of related transactions; or
(D)    If, as a result of nominations made by a person or group other than the Board of Directors of Luminex, individuals who prior to such nominations constitute the Directors of Luminex cease for any reason to constitute at least a majority thereof within the two year period following such nominations.
Notwithstanding the foregoing, to the extent that (i) any payment of any amount or vesting of an equity award under this Agreement is payable or becomes vested solely upon or following the occurrence of a Change in Control and (ii) such payment or vesting event is treated as “deferred compensation” for purposes of Section 409A of the Code, a Change in Control shall mean a “change in the ownership of Luminex,” a “change in the effective control of Luminex” or a “change in the ownership of a substantial portion of the assets of Luminex” as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations, and in accordance with Section 1.409A-3(c) of the Treasury Regulations.
As used in this Agreement, “Approved Person” means (1) an employee benefit plan of Luminex (or a trustee or other fiduciary holding securities for such a plan), or (2) a corporation owned, directly or indirectly, by the stockholders of Luminex in substantially the same proportions as their ownership of stock of Luminex, or (3) a Person not less than a majority of whose voting securities are Beneficially Owned by Luminex after giving effect to the transaction.
As used in this Agreement, “Bonus Amount” means the earned bonus compensation as described in Section 3.2 above (if any) paid or payable for the last full year for which a bonus has been paid or remains payable as provided in this Agreement.
Any options or stock appreciation rights (together, “Options”) granted (including without limitation Options that may be granted in the future) and restricted stock and restricted stock units (together, “Restricted Stock”) issued (including without limitation Restricted Stock that may be issued in the future) to Executive pursuant to any incentive plan of Luminex shall immediately vest upon a Change in Control. For the avoidance of doubt, “Performance Awards” granted pursuant to the 2006 Plan (as hereinafter defined), or any successor plan, shall vest only according to the terms of the applicable award agreement in the event of a Change in Control or otherwise. Luminex shall take no action to facilitate a transaction involving a Change in Control, including without limitation redemption of any rights issued pursuant to any rights agreement, unless it has taken such action as may be necessary to ensure that Executive has the opportunity to exercise all Options he may then hold, and obtain certificates containing no restrictive legends in respect of any Restricted Stock he may then hold, at a time and in a manner that shall give Executive the opportunity to sell or exchange the securities of Luminex acquired upon exercise of his Options and upon receipt of unrestricted certificates for shares of Common Stock in respect of his Restricted Stock, if any (collectively, the “Acquired Securities”), at the earliest time and in the most advantageous manner any holder of the same class of securities as the Acquired Securities is able to sell or exchange such securities in connection with such Change in Control. Luminex acknowledges that its covenants in the preceding sentence (the “Covenants”) are reasonable and necessary in order to protect the legitimate interests of Luminex in maintaining Executive as one of its employees and that any violation of the Covenants by Luminex would result in irreparable injuries to Executive, and Luminex therefore acknowledges that in the event of any violation of the Covenants by Luminex or its directors, officers or employees, or any of their respective agents, Executive shall be entitled to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief in order to (i) obtain specific performance of the Covenants, (ii) obtain specific performance of the exercise of his Options, delivery of certificates containing no restrictive legends in respect of his Restricted Stock and the sale or exchange of the Acquired Securities in the advantageous manner contemplated above or (iii) prevent violation of the Covenants; provided nothing in this Agreement shall be deemed to prejudice Executive’s rights to damages for violation of the Covenants. In the event that the terms of any separate written agreement concerning Options granted or Restricted Stock issued to Executive conflict with the terms of this paragraph, the terms of this paragraph shall control.
3.4 Additional Benefits. During the Term, Executive shall be entitled to the following fringe benefits:
3.4.1 One-Time Equity Grant. Pending approval of the Board of Directors, Executive shall receive after the execution hereof, a one-time equity grant equal to $400,000 of value, as determined by Luminex. Fifty-percent ($200,000) of the $400,000 value will be issued in shares of restricted stock and the remaining fifty-percent ($200,000) in value will be issued as stock options. The number of shares of restricted stock and stock options granted will be determined at the discretion of Luminex based on the price of the stock and other factors on the approval date of the Luminex Board of Directors. The stock options will have a seven (7) year life. The stock options will vest and the restrictions on the restricted stock will lapse with respect to 50%% of the applicable shares on October 31, 2017 and then with respect to 25% of the remaining applicable shares on each anniversary of the Effective Date of such stock option or restricted stock and in accordance with the terms of the Luminex 2006 Equity Incentive Plan, as amended.
3.4.2 Benefits and Vacation. Executive shall be eligible to participate in such of Luminex’s benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of Luminex. A termination or expiration of this Agreement for any reason or for no reason shall not affect any rights which Executive may have pursuant to any agreement, policy, plan, program or arrangement of Luminex providing Executive benefits (including under any stock option agreement or bonus plan or agreement which may exist), which rights shall be governed by the terms thereof. Executive shall be entitled to four (4) weeks paid vacation each calendar year (accrued per pay period), provided that Executive shall not be entitled to either (i) more than two (2) consecutive weeks of vacation or (ii) more than two (2) weeks of vacation in any rolling four (4) week period unless approved by the President & Chief Executive Officer. Accrued vacation not taken in any applicable period shall not be carried forward or used in any subsequent period, unless approved in advance by the President & Chief Executive Officer
3.4.3 Reimbursement for Expenses.
3.4.3.1 Incidental Expenses. Luminex shall reimburse Executive for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Executive in connection with his duties under this Agreement. Any such expenses shall be submitted by Executive to Luminex on a periodic basis and will be paid in accordance with standard Luminex policies and procedures.
3.4.3.2 Relocation. Upon receipt of appropriate documentation, Luminex shall reimburse Executive for reasonable actual out-of-pocket moving expenses incurred by Executive in connection with the transfer of the contents of his residence from San Diego, California to the Austin, Texas metropolitan area. Luminex will reimburse actual real estate agency commissions at up to 6% that may be assessed on the sale of Executive’s residence in San Diego, California, provided the sale of any such residence occurs within 12-months of the Effective Date. Executive will use his best efforts to relocate to the Austin metropolitan area as soon as reasonably practical.. During any period prior to such relocation, Luminex will reimburse Executive for his actual reasonable lodging, local transportation, utilities and other out of pocket expenses, up to $5,000 per month. Luminex will also reimburse Executive for airfare and travel expenses for up to two “house hunting” trips, if required.
3.4.3.3 Moving Expenses. In the event of the relocation of Luminex’s headquarters to a location that is outside the Austin metropolitan Area and Executive elects to relocate, Luminex shall reimburse Executive for any reasonable, out-of-pocket and adequately documented moving expenses incurred by Executive in connection with the transfer of his residence.

4.Severance Compensation.
4.1 Severance Compensation in the Event of a Termination Other Than For Cause. In the event Executive’s employment is terminated as a result of a Termination Other Than for Cause, Executive shall be paid (subject to Section 4.6) the Severance Compensation (defined below).
4.2 Severance Compensation for Termination by Reason of Incapacity. In the event Executive’s employment is terminated as a result of a Termination by Reason of Incapacity, Executive shall be paid (subject to Section 4.6) the difference of (i) the Severance Compensation less (ii) any payment or payments received by Executive during the twelve (12) month period from the time of termination under any long-term disability plan in effect that provides benefits to Executive.
4.3 Severance Compensation for Termination by Reason of Death. In the event Executive’s employment is terminated as a result of Executive’s death, the estate of Executive shall be paid the Severance Compensation.
4.4 Severance Compensation In the Event Of A Failure Of Luminex To Renew This Agreement. In the event Luminex fails or otherwise refuses for any reason to extend this Agreement beyond the initial Term and any extensions thereof, Executive shall be paid (subject to Section 4.6) the Severance Compensation upon his subsequent termination of employment.
4.5 No Severance Compensation Upon Other Termination. In the event of an Actual Voluntary Termination or Termination For Cause, Executive shall not be paid any severance compensation.
4.6 Conditions to Payment; Sole Remedy. Executive shall not be entitled to receive any compensation or other payment pursuant to Sections 4.1, 4.2 or 4.4 unless Executive shall have executed and delivered to Luminex a release substantially in the form attached hereto as Exhibit “A” (the “Release”) following receipt of such Release from Luminex and all revocation and waiting periods applicable to such Release have expired (if Luminex fails to sign such Release, then such revocation and waiting periods shall not apply), in each instance, prior to the expiration of the Severance Delay Period (as defined below). In addition, in the event that Executive breaches any of the restrictive covenants set forth in Article 5 at any time, Luminex shall be entitled to discontinue any compensation or other payments pursuant to Sections 4.1, 4.2 or 4.4 (provided, however, that if it is finally determined by a court of competent jurisdiction in a final judgment not subject to further appeal, that Luminex asserted in bad faith that Executive breached any of the restrictive covenants set forth in Article 5, the payments of the Severance Compensation shall be extended for two months for each calendar month that payments were delayed). The compensation to be paid to Executive pursuant to Sections 4.1, 4.2, 4.3 or 4.4 shall represent the sole and exclusive remedy of Executive in connection with the termination of his employment and this Agreement upon a Termination Other Than for Cause, a Termination by Reason of Incapacity, a termination in connection with Executive’s death, or a refusal by Luminex to extend this Agreement beyond the Term and any extensions thereof. In the event that Luminex shall terminate Executive for Cause, Executive shall not be eligible to receive any compensation or other payment pursuant to Sections 4.1, 4.2 or 4.4 and Executive shall not be required to sign the Release.

For purposes of the agreement, Severance Delay Period means the sixty (60) day period immediately following the Executive’s termination date. The Executive acknowledges that his failure to timely execute and return the Release or the failure of all revocation periods to end prior to the expiration of the Severance Delay Period will result in his forfeiture of the Severance Compensation.
4.7 Definition of Severance Compensation. As used in this Agreement, “Severance Compensation” means an amount equal to the sum of (i) the Bonus Amount, plus (ii) an amount equal to the Executive’s annual Base Salary (at the highest rate in effect for the six month period immediately prior to the date of termination). The Severance Compensation shall be paid in semi-monthly installments for a period of twelve (12) months from the date of termination (the “Severance Period”). Notwithstanding the forgoing, the payment of Severance Compensation under Sections 4.1, 4.2 and 4.4 shall commence on the 60th day following the Executive’s termination date (the “Initial Payment Date”) and Severance Compensation scheduled to be made during the Severance Delay Period shall be accrued and paid on the Initial Payment Date with any remaining Severance Compensation continuing for the remainder of the Severance Period hereunder. In addition, as part of the Severance Compensation, Luminex also shall pay (until the earlier of (A) the first annual anniversary of the termination of this Agreement or (B) the date that Executive is eligible to be covered under a comparable or more favorable health plan of another Person) (i) COBRA payments in respect of the continuation of health benefits for Executive, his spouse and his children and (ii) payments to fund dental coverage for Executive, his spouse and his children comparable to the dental coverage that they would have received if Executive had continued as an employee of Luminex. Notwithstanding the foregoing, if Luminex’s payment pursuant to the foregoing sentence would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties under, the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and related regulations and guidance promulgated thereunder, the parties agree to reform such sentence in such manner as is necessary to comply with PPACA.

4.8    Section 409A.

(a)    It is intended that that the payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if (i) on the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), Executive is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of Luminex, as determined in accordance with Luminex’s “specified employee” determination procedures, and (ii) any payments to be provided to the Executive pursuant to this Agreement which constitute “deferred compensation” for purposes of Section 409A of the Code and are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death. Any payments delayed pursuant to this Section 4.8(a) shall be made in a lump sum on the first day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death and any remaining payments shall be paid according to the schedule otherwise applicable to the payments.

(b)    Notwithstanding any other provision to the contrary, a termination of employment with Luminex shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A of the Code and the

Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from Luminex within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)    To the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement (including any reimbursements under Sections 3.4.2.1, 3.4.2.2 or 7.5 hereof) or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, then such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations (or Section 1.409A-3(i)(1)(v) of the Treasury Regulations, as applicable), including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

    (d)    Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(e)    For the avoidance of doubt, any payment due under this Agreement within a period following Executive’s termination of employment or other event, shall be made on a date during such period as determined by Luminex, in its sole discretion.

5.Protection of Luminex.

5.1    Nonsolicitation. Ancillary to the otherwise enforceable agreements set forth in this Agreement, Executive agrees that, for a period of two (2) years subsequent to the termination of Executive’s employment with Luminex, whether such termination occurs at the insistence of Executive or Luminex for any reason, Executive shall not recruit, hire, or attempt to recruit or hire, directly or by assisting others, any other employees of Luminex, nor shall Executive contact or communicate with any other employees of Luminex for the purpose of inducing other employees to terminate their employment with Luminex. For purposes of this covenant, “other employees of Luminex” shall refer to (i) employees who are still actively employed by Luminex or a subsidiary of Luminex at the time of the attempted recruiting or hiring and (ii) individuals who were employed by Luminex or a subsidiary of Luminex within six (6) months prior to the time of the attempted recruiting or hiring.
5.2    Remedies. Due to the irreparable and continuing nature of the injury which would result from a breach of the covenants described in Sections 5.1, Executive agrees that Luminex may, in addition to any remedy which Luminex may have at law or in equity, apply to any court of competent jurisdiction for the entry of an immediate order to restrain or enjoin the breach of this covenant and to otherwise specifically enforce the provisions of the covenants set forth in Sections 5.1.
5.4    Acknowledgment. Executive acknowledges and agrees that the restrictions set forth above are ancillary to an otherwise enforceable agreement and supported by independent valuable consideration as required by Tex. Bus. & Comm. Code Ann. § 15.50. Executive further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by Sections 5.1 are reasonable and acceptable to Executive, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of Luminex.
5.5    Reformation and Severance. If a judicial determination is made that any of the provisions of the above restriction constitutes an unreasonable or otherwise unenforceable restriction against Executive, it shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the prohibited business activity from the coverage of this restriction and to apply the restriction to the remaining portion of the business activities not so severed by such judicial authority. Moreover, notwithstanding the fact that any provisions of this restriction are determined by a court not to be specifically enforceable through injunctive relief, Luminex shall nevertheless be entitled to seek to recover monetary damages as a result of the breach of any provision which is found enforceable or reformed to be enforceable by a court. The time period during which the restrictions shall apply shall be tolled and extended as to Executive for a period equal to the aggregate quantity of time during which a court of competent jurisdiction has held that Executive has violated such prohibitions in any respect.
5.6    Confidential Information and Trade Secrets. As used herein, “Confidential Information” means any data or information that is important, competitively sensitive, and not generally known by the public or persons involved in the biological testing or life sciences industries, including, but not limited to, Luminex’s business plans, prospective customers, training manuals, proprietary software, product development plans, bidding and pricing procedures, market plans and strategies, projections, internal performance statistics, financial data, confidential personnel information concerning employees of Luminex, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The term “Confidential Information” shall not apply to information which is (i) already in Executive’s possession (unless such information was obtained by Executive from Luminex in the course of Executive’s employment by Luminex); (ii) received by Executive from a third party with, to Executive’s knowledge, no restriction on disclosure and who lawfully obtained such information; or (iii) required to be disclosed by any applicable law or by an order of a court of competent jurisdiction.
Executive recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of Luminex and its affiliates. Except as required to perform Executive’s duties as an Executive of Luminex, until such time as it ceases to be Confidential Information through no act of Executive in violation of this Agreement, Executive will not use or disclose any Confidential Information of Luminex. Upon the request of Luminex and, in any event, upon the termination of this Agreement for any reason, Executive will surrender to Luminex (i) all memoranda, notes, records, drawings, manuals or other documents pertaining to Luminex’s business including all copies and/or reproductions thereof and (ii) all materials involving any Confidential Information of Luminex.
5.7    Preservation of Luminex Property. Executive acknowledges that from time to time in the course of employment with Luminex, Executive will have the opportunity to inspect and use certain property of Luminex, both tangible and intangible, including but not limited to files, records, documents, drawings, specifications, lists, equipment, graphics, designs, and similar items relating to the business of Luminex. Executive acknowledges and agrees that all such property, including but not limited to any and all copies thereof, whether prepared by Executive or otherwise in the possession of Executive, are and shall remain the exclusive property of Luminex, that Executive shall have no right or proprietary interest in such property and that Executive will safeguard and return to Luminex all such property upon the earlier of (i) Luminex’s request and (ii) the termination of Executive’s employment with Luminex.

5.8    Assignment of Inventions to Luminex.
5.8.1    Luminex shall own all right, title and interest (including all patent, copyright, trademark, trade secret, database rights, and all other rights of any sort throughout the world) in and to any and all inventions (whether or not patentable) works of authorship, works, developments, discoveries, methods, processes, designs, ideas, concepts, information, improvements and/or other work product made, caused to be made, conceived, implemented or reduced to practice, in whole or in part, whether alone or acting with others, by Executive during the term of Executive’s employment with Luminex (collectively, “Inventions”). Executive agrees to promptly disclose all Inventions to Luminex, and Executive agrees to hold in confidence and not disclose any Invention to any third party. Executive further agrees that all Inventions are “works made for hire” within the meaning of the Copyright Act of 1976, as amended, are the sole and exclusive property of Luminex, and Executive shall have no right to exercise any economic rights to any Invention. Executive hereby irrevocably assigns, transfers, and sets over absolutely, without further consideration, to Luminex any and all rights, title, and interest in and to all Inventions; provided however, that this Section shall not apply to any Invention for which no equipment, supplies, facilities, intellectual property, trade secrets or Confidential Information of Luminex were used and that was developed entirely on Executive’s own time, unless the Invention (i) relates to Luminex’s current or contemplated business or activities; (ii) relates to Luminex’s actual or demonstrably anticipated research or development; or (iii) results from or relates to any work performed by Executive for Luminex. To the extent Executive uses or discloses his confidential or proprietary information or intellectual property that does not constitute Inventions when acting within the scope of Executive’s employment or otherwise on behalf of Luminex, Luminex will have, and Executive hereby grants to Luminex, a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit, exercise and otherwise use such confidential or proprietary information and/or intellectual property.
5.8.2    Executive agrees to perform, upon the reasonable request of Luminex, during or after Executive’s employment with Luminex, such further acts as may be necessary or desirable to confirm, transfer, perfect, and defend Luminex’s ownership of any Invention, including without limitation: (a) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance; (b) assisting in the preparation, prosecution, procurement, maintenance and enforcement of all copyrights, patents and/or other rights with respect to any Invention in any country; (c) providing testimony in connection with any proceeding affecting the right, title or interest of Luminex in any Invention; and/or (d) performing any other acts Luminex deems necessary to carry out the purposes of this Agreement. Luminex shall reimburse all reasonable, actual, out-of-pocket expenses incurred by Executive at Luminex’s request in connection with the foregoing. In the event that Luminex requests Executive’s signature under clause 5.8.2(a) - (c) above and Executive fails or refuses to do so within a reasonable time, then it shall be deemed that Executive has irrevocably designated and appointed Luminex as Executive’s agent and attorney-in-fact, coupled with an interest, to act for and on Executive’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Executive; provided, however, that this grant of power by Executive to Luminex shall not authorize Luminex to undertake in Executive’s name any improper, illegal, fraudulent, misleading, or unethical act.
5.9    Notice to Subsequent Employers. Executive agrees that, prior to commencing any new employment in the Core Business within twenty-four (24) months after the termination of this Agreement (as extended on a day-for-day basis pursuant to the last sentence of Section 5.5), Executive will notify Luminex and furnish the new employer with a copy of this Agreement. Executive also agrees that Luminex may advise any new or prospective employer of the existence and terms of this Agreement and furnish the employer with a copy of this Agreement for a period not to exceed (24) months after the termination of this Agreement (as extended on a day-for-day basis pursuant to the last sentence of Section 5.5).

5.10    Attorney’s Fees. Luminex and Executive agree that the prevailing party will be entitled to recover its attorney’s fees in connection with any action or proceeding Luminex institutes to enforce any restriction set forth in this Article 5.
6.Disclosure of Investments. Commencing upon Executive’s execution of this Agreement and at all times during the Term, Executive shall keep the Board of Directors informed in writing of the nature and extent of Executive’s investments, stock holdings, or retention as a director, advisor or any similar interest in any business or enterprise involved in the Core Business other than Luminex; provided, however, that Executive shall not be required to disclose any such investments or stock holdings that constitute less than 1% of such entity’s total obligations or total voting power.

7.Arbitration.
7.1    Exclusive Remedy. Arbitration shall be the sole and exclusive remedy for resolving any claim or dispute relating to the interpretation or application of this Agreement which cannot be mutually resolved between the parties to this Agreement with the exception of disputes arising out of Executive’s obligations under Article 5 or disputes arising out of Luminex’s obligations under the last paragraph of Section 3.3, which are not subject to this arbitration provision; provided however, that the parties hereto agree that disputes arising out of or relating to the enforceability, revocability or validity of the Agreement, may be determined only by a court of competent jurisdiction and not by an arbitrator. Except as otherwise provided, the parties hereto agree that the Agreement applies, without limitation, to disputes regarding termination, interpretation, or application of this Agreement or any other agreement or policy of Luminex, to disputes regarding the employment relationship, trade secrets, unfair competition, compensation, breaks and rest periods, termination, retaliation, discrimination, harassment, claims arising under the Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, and Fair Labor Standards Act, claims arising under the Uniform Trade Secrets Act, claims arising under the Employment Retirement Income Security Act (“ERISA”) (except for claims for employee benefits under any benefit plan sponsored by the hospital and covered by the ERISA or funded by insurance), and Genetic Information Non-Discrimination Act, claims arising under any other federal and all state statutes, and common law claims, if any, addressing the same or similar subject matters, or any claim by Luminex against Executive. This Agreement is a waiver of the right to trial by a jury or court.
7.2    Limitations. The request for arbitration must be made within one (1) year from the date of the occurrence giving rise to the dispute or claim; or, in the event of a statutory claim, the time set forth by statute.
7.3    Rules and Procedures. The arbitration will be conducted under the rules and procedures for arbitration of employment disputes of the American Arbitration Association. The arbitration shall take place in Austin, Texas unless the parties mutually agree to another location.
7.4    Arbitrator’s Authority. Upon finding that a claim is meritorious or in favor of one of the parties to the dispute, the arbitrator or arbitrators shall have the authority to order legal and equitable remedies appropriate as permitted by law.
7.5    Expenses. Costs of obtaining and paying the arbiter and the costs associated with conducting the arbitration, including obtaining a facility to be used during the arbitration, shall be paid by Luminex if Executive is the prevailing party. If Executive is the prevailing party, Luminex shall reimburse Executive for all other reasonable costs of the arbitration or any litigation associated with any dispute arising under or in connection with this Agreement, including without limitation, reasonable attorneys’ and experts’ fees and expenses incurred by Executive, provided, however, that the obligation of Luminex under this sentence shall not apply insofar as the arbitration or litigation concerns matters in respect of which Luminex is prohibited from indemnifying Executive under Delaware or any other applicable law.

8.Miscellaneous.
8.1    Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.
8.2    Entire Agreement; Modifications. Except as otherwise provided herein, including the ancillary documents referenced herein, this Agreement represents the sole, entire, and complete understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Executive from Luminex. All modifications to the Agreement must be in writing and signed by both Executive and Luminex.
8.3    Notices. All notices and other communications under this Agreement shall be in writing and shall be given by transmission of the item in portable document format (pdf) via electronic mail or first class mail, certified or registered with return receipt requested, or by generally recognized overnight courier providing next business day delivery (such as FedEx or UPS) and shall be deemed to have been duly given three (3) business days after mailing if by first class mail, the date of delivery if by courier or one business day after electronic mail transmission of a pdf (provided that to be valid, the electronic mail transmission must be followed-up on the next business day by the dispatch of a mailing either by first class mail or by courier) to the respective persons named below:
If to Luminex:            Luminex Corporation
12212 Technology Blvd.
Austin, Texas 78727
Fax: (512) 219-6325
Email: nfairchild@luminexcorp.com
Attn: Nancy M. Fairchild,
Sr. Vice President, Human Resources

If to Executive:	Tadd S. Lazarus, M.D.
700 Front Street, #610
San Diego, CA 92101
tadd.lazarus@gmail.com

Notices to Executive shall be given at the most recent address of Executive on the records of Luminex and the Executive should immediately notify Luminex in the event of a change of address.

Any party may change such party’s address for notices by notice duly given pursuant to this Section 8.3.
8.4    Headings. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

8.5    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Subject in all respects to Section 7 generally and Section 7.3 in particular, any dispute arising out of or relating to this Agreement may be brought in a court of competent jurisdiction located in Austin, Texas, and both of the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts in any such dispute, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the dispute shall be heard and determined only in any such court, and agrees not to bring any dispute arising out of or relating to this Agreement in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement among the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any dispute may be served on any party anywhere in the world.
8.6    Severability. Should any court of competent jurisdiction determine that any provision of this Agreement is illegal or unenforceable to any extent, such provision shall be enforced to the extent permissible and all other provisions of this Agreement shall continue to be enforceable to the extent possible.
8.7    Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.
8.8    Assignment. Neither this Agreement nor any duties or obligations hereunder may be assigned by either party without the other party’s prior written consent; provided, however, that Luminex may assign this Agreement to either (i) a wholly-owned subsidiary of Luminex (provided, however, that such assignment shall not relieve Luminex of its obligations hereunder) or (ii) a Person acquiring substantially all of Luminex’s assets if such acquisition would constitute a Change in Control.
8.9    Withholding. All compensation and benefits payable to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
LUMINEX CORPORATION

By:

Name: Nancy M. Fairchild

Title: Sr. Vice President, Human Resources

EXECUTIVE

_________________________________________
Tadd S. Lazarus, M.D.